Exhibit 99.1

Sorrento Announces Transfer of Orphan Drug Designation Sponsorship for Intrathecal Resiniferatoxin from NIH

San Diego, CA – May 13, 2014 – Sorrento Therapeutics, Inc. (NASDAQ: SRNE; Sorrento) a late-stage clinical oncology company developing new treatments for cancer and its associated pain, today announced that the U.S. Office of Orphan Products Development at the Food and Drug Administration (FDA) has approved the transfer of sponsorship of the Orphan Drug Designation for intrathecal resiniferatoxin (RTX) in the treatment of intractable pain in end-stage disease from the National Institutes of Health (NIH), National Institute of Dental and Craniofacial Research to Sorrento.

“This is an important milestone as it allows us to rapidly advance RTX towards registration,” said Henry Ji, Ph.D., President and CEO of Sorrento. “Sorrento is currently working with the NIH under a cooperative research agreement to conduct an ongoing Phase I/II trial of RTX for the treatment of intractable pain in advanced cancer (clinicaltrials.gov identifier: NCT00804154), We intend to file the Investigational New Drug (IND) application and commence a pivotal Phase II study in 2015 with this promising product.”

Preliminary data demonstrating clinically meaningful reductions in pain from the current NIH trial were presented at the 39th Annual Regional Anesthesia and Acute Pain Meeting of the American Society of Regional Anesthesia and Pain Medicine and the 33rd Annual Scientific Meeting of the American Pain Society. The primary investigator for the NIH trial, John Heiss, M.D. Branch Chair and Neurosurgery Residency Program Director Surgical Neurology Branch, National Institutes of Neurological Diseases and Stroke, commented “Resiniferatoxin has the potential to be a significant treatment option for the severe unmet need associated with the treatment of intractable pain in cancer patients.”

About RTX

RTX is a non-opioid-based pain treatment with a unique mechanism of action. It is an ultrapotent TRPV1 agonist which is highly selective for the TRPV1 receptor. Stimulating TRPV1 leads to calcium influx-induced apoptosis or selective ablation of A-delta and C fiber neurons which overexpress the receptor. A single intraspinal injection of RTX is expected to permanently block the transmission of pain signals without affecting normal sensation or motor control or causing sedation and cognitive impairment which may result from high dose opioid therapy.

About Sorrento Therapeutics, Inc.

Sorrento is an oncology company developing new treatments for cancer and its associated pain. Sorrento’s most advanced asset Cynviloq, the next-generation paclitaxel, commenced its registrational trial on March 31, 2014 and is being developed under the abbreviated 505(b)(2) regulatory pathway. Sorrento is also developing RTX, a non-opioid TRPV1 agonist currently in a Phase 1/2 study at the NIH to treat advanced cancer patients suffering from intractable pain. The Company has made significant advances in developing human monoclonal antibodies, complemented by a comprehensive and fully integrated ADC platform that includes proprietary conjugation chemistries, linkers, and toxic payloads. Sorrento’s strategy is to enable a multi-pronged approach to combating cancer with small molecules, therapeutic antibodies, and ADCs.

More information is available at www.sorrentotherapeutics.com.

Forward-Looking Statements

This press release contains forward-looking statements under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995 and subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include statements about the potential for the successful advancement of our clinical-stage products; the retention of key personnel; and other matters that are described in Sorrento’s Annual Report on Form 10-K for the year ended December 31, 2013, and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, including the risk factors set forth in each such filing. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and we undertake no obligation to update any forward-looking statement in this press release except as required by law.

Contact(s):

Mr. Amar Singh

EVP and Chief Business Officer

Sorrento Therapeutics

asingh@sorrentotherapeutics.com

T: + 1 (858) 210-3719

© 2014 Sorrento Therapeutics